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                                                                 Exhibit 11.1

                          SHERIDAN HEALTHCARE, INC.
              COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                      THREE MONTHS ENDED
                                                                                           MARCH 31,
                                                                                      ------------------
                                                                                      1996          1995
                                                                                      ----          ----
Primary Earnings Per Share:
- - ---------------------------

   Weighted average shares outstanding ..........................................     6,193         2,028
   Dilutive effect of outstanding stock options(1) ..............................        84           --
   Dilutive effect of convertible securities(1) .................................       --            --
                                                                                     ------        ------
   Primary weighted average shares of common stock and
     common stock equivalents outstanding .......................................     6,277         2,028
                                                                                     ======        ======

   Net income (loss) attributable to common stockholders .......................     $  853        $ (215)

   Earnings (loss) per share - primary..........................................     $  .14        $ (.11)


Fully Diluted Earnings Per Share:
- - ---------------------------------
   Weighted average shares outstanding .........................................      6,193         2,028
   Dilutive effect of outstanding stock options(1) .............................         84           --
   Dilutive effect of convertible securities(1).................................        --            --
                                                                                     ------        ------
   Fully diluted weighted average shares of common stock and
     common stock equivalents outstanding ....................                        6,277         2,028
                                                                                     ======        ======

   Net income (loss) attributable to common stockholders .......................     $  853        $ (215)

   Earnings (loss) per share - fully diluted....................................     $  .14        $ (.11)

(1) Stock options and convertible securities are excluded from the earnings per share computation for the three months ended March 31, 1995 because they would have the effect of decreasing the net loss per share.

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